Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges
(In thousands)

							Six Months Ended
						Pro Forma	January 31,		Six Months Ended January 31, 2004
	1999	2000	2001	2002	2003	2003	2003	2004	Proforma
Income (loss) before provision for income taxes	29,860	11,674	38,341	(17,958)	(31,872)	(26,200)	10,329	(7,557)	(2,991)

Plus:
Interest Expense	12,124	13,377	12,887	12,548	16,838	7,360	7,784	7,530	3,090
Amortization of Capitalized Interest	160	179	205	368	458	458	223	154	154
Amortization of Deferred Debt Issue	499	746	773	1,080	1,696	5,502	583	945	818
Portion of Rent Expense Representative of Interest	20,952	19,013	26,260	21,867	24,072	24,072	12,883	12,130	12,130

Total Fixed Costs	33,735	33,315	40,125	35,863	43,064	37,392	21,473	20,759	16,192

	63,595	44,989	78,466	17,905	11,192	11,192	31,802	13,202	13,201

Fixed Costs:
Interest Expense	12,124	13,377	12,887	12,548	16,838	7,360	7,784	7,530	3,090
Amortization of Capitalized Interest	160	179	205	368	458	458	223	154	154
Amortization of Deferred Debt Issue	499	746	773	1,080	1,696	5,502	583	945	818
Portion of Rent Expense Representative of Interest	20,952	19,013	26,260	21,867	24,072	24,072	12,883	12,130	12,130

Total Fixed Costs	33,735	33,315	40,125	35,863	43,064	37,392	21,473	20,759	16,192

Ratio of Earnings to Fixed Charges	1.89	1.35	1.96	0.50	0.26	0.30	1.48	0.64	0.82